Exhibit 99.1

Solaris Energy Infrastructure Announces First Quarter 2025 Results, Signing of Joint Venture, Power Solutions Contract and Fleet Growth

HOUSTON, Texas, April 28, 2025 — (BUSINESS WIRE) — Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”), today announced significant continued momentum within its business, along with first quarter 2025 financial and operational results.

First Quarter 2025 Summary Results

●	Revenue – Revenue of $126 million increased 31% sequentially from the fourth quarter 2024 due to activity growth within Solaris Power Solutions and Solaris Logistics Solutions.

●	Profitability
o	Net income of $13 million and $0.14 per diluted Class A share; Adjusted pro forma net income(1) of $14 million and $0.20 per fully diluted share

o	Total Adjusted EBITDA(1) of $47 million increased over 25% sequentially from the fourth quarter 2024

Joint Venture Highlights

●	Finalized Joint Venture; Upsized and Extended Commercial Contract – Solaris and a major data center client entered into a joint venture, Stateline Power, LLC (the “JV”). The power service commercial contract supporting the JV has been upsized to a total of approximately 900 megawatts (“MW”) of power generation capacity, compared to the previously announced 500 MW. The initial commercial contract tenor has been extended to seven years from six previously.

●	Financing – The JV has executed a term sheet and is finalizing definitive documentation for up to $550 million in the form of a senior secured term loan facility which is expected to support a majority of the capital needs of the JV. The Company’s first quarter expenditures included its cash equity investment in the JV and the partner will contribute its pro rata share of cash equity in the second quarter of 2025.

●	Ownership Structure – No change to previously announced structure of 50.1% Solaris-owned and 49.9% customer-owned.

Business and Financing Update

●	Continued Fleet Expansion – Following the upsizing of the commercial contract to support the JV, Solaris’ power generation fleet had limited open capacity. During the first quarter, Solaris secured approximately 330 MW of new generation capacity with expected deliveries beginning in the second half of 2026. Solaris is in active discussions with multiple customers to deploy this open capacity. Additionally, Solaris expects any potential tariff-related impact on the new equipment order to be 5% or less of the original purchase price.

●	Pro Forma Operated Fleet of 1,700 MW – Solaris’ total operated capacity is expected to be approximately 1,700 MW (approximately 1,250 MW owned, net of the JV) by the first half of 2027.

●	Guidance Update – Maintaining Adjusted EBITDA guidance of $50-55 million for second quarter 2025 and establishing third quarter 2025 Adjusted EBITDA guidance of $55-60 million.

CEO Commentary

“I am excited about the momentum we are seeing across the power sector and believe that our offerings will play a significant and value-added role to this broad-based demand growth. Our contracted fleet expansion provides visibility to continue growing the Company’s earnings, which will help us drive total shareholder value while maintaining a balanced and attractive financial profile,” commented Bill Zartler, Solaris’ Chairman and Chief Executive Officer.

“We are also excited to solidify our partnership with an industry leader and fast mover in the artificial intelligence computing space to provide power for their newest data center campus. The power that will be provided by our joint venture was increased by approximately 80% to 900 MW for an extended tenor of seven years. We believe this joint venture demonstrates Solaris’ value as a partner and in its ability to deliver reliable prime power while also providing redundancy and complementary backup to grid power. Additionally, we have secured meaningful new generation capacity to meet the continued demand we see for power, whether it is co-located, off-grid, or back up.”

“Solaris Logistics Solutions activity increased significantly from fourth quarter 2024 levels due in part to a seasonal rebound in activity but also from adding new customers that needed a solution that could keep up with the completions efficiencies they are achieving on their well sites. We will continue to seek opportunities to create value for other potential Logistics Solutions customers by continuing to demonstrate our ability to enhance well site efficiencies via our all-electric, high-throughput systems and dedication to service.”

Segment Results and Outlook (3)

Solaris Power Solutions(4)

●	First Quarter 2025 Activity – Averaged approximately 390 MW of capacity earning revenue.
●	Second and Third Quarter 2025 Expected Activity (2) – Revenue generating capacity is expected to grow to an average of 440 MW and 520 MW in the second and third quarters of 2025, respectively.
●	Revenue – First quarter 2025 revenue of $49 million is expected to grow sequentially with additions to capacity.
●	Profitability – First quarter 2025 Segment Adjusted EBITDA (1)(3) of $32 million increased 35% from fourth quarter 2024 due to growth in owned MW as well as increased contribution from third-party leased capacity. Segment Adjusted EBITDA is expected to grow in line with expected average MW generating revenue in the second and third quarters of 2025.

Solaris Logistics Solutions

●	First Quarter 2025 Activity – 98 fully utilized systems, up 26% sequentially from fourth quarter 2024.
●	Second and Third Quarter 2025 Expected Activity (2) – Approximately 90 to 95 fully utilized systems in second quarter 2025 and potential activity softness in third quarter 2025 should commodity prices remain at or below current levels.
●	Revenue – First quarter 2025 revenue of $77 million increased 24% from fourth quarter 2024. The increase reflected a seasonal increase in customer activity as well as the addition of new customers.
●	Profitability – First quarter 2025 Segment Adjusted EBITDA (1)(3) of $26 million increased 36% from fourth quarter 2024 primarily due to the increase in fully utilized system count. The Company expects second quarter 2025 per system profitability to be relatively in-line with first quarter 2025 levels.

Footnotes

(1)

See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables. Due to the forward-looking nature of such metrics, a reconciliation of 2025 second quarter and third quarter Adjusted EBITDA to the most directly comparable GAAP measure cannot be provided without unreasonable efforts.

(2)

Please refer to the Earnings Supplemental Slides posted under “Events” on the Investor Relations section of the Company’s website solaris-energy.com for more detail on activity and financial guidance, including expected 2025 estimated capital expenditures by quarter.

(3)	Segment Adjusted EBITDA excludes Corporate Adjusted EBITDA.
(4)

Each purchase order includes distinct product specifications, such as product type, quantity, delivery period, and price, as well as standard terms and conditions with respect to acceptance, delivery, transportation, inspection, assignment, taxes and performance failure.

Conference Call

Solaris will host a conference call to discuss its results for first quarter 2025 on Tuesday, April 29, 2025 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Energy Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at solaris-energy.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 9278017. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Energy Infrastructure, Inc.

Solaris Energy Infrastructure, Inc. (NYSE:SEI) provides mobile and scalable equipment-based solutions for use in distributed power generation as well as the management of raw materials used in the completion of oil and natural gas wells. Headquartered in Houston, Texas, Solaris serves multiple U.S. end markets, including energy, data centers, and other commercial and industrial sectors. Additional information is available on our website, solaris-energy.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, and the impact of such policies on us, our customers and the global economic environment, the success of our JV and associated transactions and its impact on the financial condition and results of operations of our Solaris Power Solutions segment, the anticipated growth of our power fleet and sources of financing thereafter, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the US Securities Exchange Commission (the “SEC”) on March 5, 2025 and Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 to be filed with the SEC subsequent to the issuance of this communication. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS ENERGY INFRASTRUCTURE, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Service revenue	$87,226	$64,635	$64,581
Service revenue - related parties	—	3,255	—
Leasing revenue	39,106	—	31,716
Total revenue	126,332	67,890	96,297

Operating costs and expenses:
Cost of services, excluding depreciation and amortization	52,159	39,887	45,131
Cost of leasing revenue, excluding depreciation	15,551	—	6,849
Non-leasing depreciation and amortization	12,786	9,934	11,625
Depreciation of leasing equipment	7,278	—	5,103
Gain on sale of Kingfisher facility (1)	—	—	(7,461)
Selling, general and administrative	15,274	7,990	10,569
Other operating expense (income), net (2)	1,229	123	(1,258)
Total operating costs and expenses	104,277	57,934	70,558
Operating income	22,055	9,956	25,739
Interest expense, net	(5,171)	(799)	(7,392)
Income before income tax expense	16,884	9,157	18,347
Provision for income taxes	(3,916)	(1,857)	(4,343)
Net income	12,968	7,300	14,004
Less: net income related to non-controlling interests	(7,648)	(2,983)	(7,753)
Net income attributable to Solaris Energy Infrastructure, Inc.	5,320	4,317	6,251
Less: income attributable to participating securities (3)	(257)	(277)	(410)
Net income attributable to Class A common shareholders	$5,063	$4,040	$5,841

Earnings per share of Class A common stock - basic	$0.14	$0.14	$0.20
Earnings per share of Class A common stock - diluted	$0.14	$0.14	$0.19

Basic weighted average shares of Class A common stock outstanding	36,176	28,587	29,747
Diluted weighted average shares of Class A common stock outstanding	36,176	28,587	30,447

1)	Represents gain recognized on the sale of a 300-acre transload facility located in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero net carrying value at time of sale.
2)	Other operating expense (income), net includes the gains or losses on the sale or disposal of assets, credit losses or recoveries, sublease income, transaction costs and other settlements.
3)	The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS ENERGY INFRASTRUCTURE, INC

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,722	$114,255
Restricted cash	—	45,612
Accounts receivable, net of allowances for credit losses of $1,763 and $681, respectively	89,759	71,774
Prepaid expenses and other current assets	8,486	8,387
Inventories	11,215	10,948
Total current assets	126,182	250,976
Property, plant and equipment, net	293,831	298,828
Equipment held for lease, net	481,364	339,932
Non-current inventories	1,590	1,693
Non-current receivables, net of allowances for credit losses of $365 and $654, respectively	—	1,069
Operating lease right-of-use assets	9,545	9,966
Goodwill	103,985	103,985
Intangible assets, net	68,102	71,521
Deferred tax assets	43,912	43,574
Other assets	1,279	1,337
Total assets	$1,129,790	$1,122,881
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$28,109	$21,092
Accrued liabilities	26,473	23,159
Deferred revenue	5,227	4,924
Payables related to Tax Receivable Agreement, current portion	—	3,610
Finance lease liabilities, current portion	1,757	2,307
Operating lease liabilities, current portion	1,594	1,599
Long-term debt, current portion	12,188	8,125
Other current liabilities	52	717
Total current liabilities	75,400	65,533
Operating lease liabilities, net of current portion	7,659	8,058
Long-term debt, net of current portion	303,970	307,605
Finance lease liabilities, net of current portion	921	1,182
Payables related to Tax Receivable Agreement, net of current portion	73,730	73,730
Other long-term liabilities	44	44
Total liabilities	461,724	456,152
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 38,438 shares and 38,013 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	365	359
Class B common stock, $0.00 par value, 180,000 shares authorized, 29,107 shares and 29,107 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively; convertible into Class A common stock on a one-for-one basis	—	—
Additional paid-in capital	342,622	337,598
Retained earnings	18,298	17,664
Total stockholders' equity attributable to Solaris Energy Infrastructure, Inc.	361,285	355,621
Non-controlling interest	306,781	311,108
Total stockholders' equity	668,066	666,729
Total liabilities and stockholders' equity	$1,129,790	$1,122,881

SOLARIS ENERGY INFRASTRUCTURE, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$12,968	$7,300
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,064	9,934
Stock-based compensation	6,990	2,217
Deferred income tax expense	4,330	1,727
Other	1,130	609
Changes in assets and liabilities:
Accounts receivable	(17,710)	(1,795)
Accounts receivable - related party	—	(343)
Prepaid expenses and other assets	(128)	951
Inventories	(164)	(448)
Accounts payable	5,395	(131)
Accrued liabilities	(3,743)	(3,146)
Deferred revenue	303	—
Cash settlement of stock-based compensation	(3,713)	—
Net cash provided by operating activities	25,722	16,875
Cash flows from investing activities:
Investment in property, plant and equipment and equipment held for lease	(144,330)	(3,358)
Proceeds from disposal of property, plant and equipment	7	10
Net cash used in investing activities	(144,323)	(3,348)
Cash flows from financing activities:
Share repurchases and retirements	—	(8,092)
Distributions to non-controlling interest unitholders	(4,696)	(1,641)
Dividends paid to Class A common stock shareholders	(4,686)	(3,648)
Payments under finance leases	(754)	(602)
Payments under insurance premium financing	(665)	(414)
Cancelled shares withheld for taxes from vesting of restricted stock	(10,133)	(1,539)
Payment of liabilities under Tax Receivable Agreement	(3,610)	—
Borrowings from debt financing	—	4,000
Repayments of debt financing	—	(4,000)
Net cash used in financing activities	(24,544)	(15,936)

Net decrease in cash, cash equivalents and restricted cash	(143,145)	(2,409)
Cash and cash equivalents at beginning of period	159,867	5,833
Cash, cash equivalents and restricted cash at end of period	$16,722	$3,424

Non-cash investing and financing activities:
Capitalized depreciation in property, plant and equipment	$100	$120
Capitalized stock based compensation	175	134
Property, plant and equipment and equipment held for lease additions incurred but not paid at period-end	18,243	331
Reclassification of assets held for sale to property, plant and equipment	—	3,000
Supplemental cash flow disclosure:
Interest paid, net of capitalized interest	$5,712	$758
Interest received	1,032	33
Income taxes paid, net of refunds	—	76

SOLARIS ENERGY INFRASTRUCTURE, INC

SEGMENT REPORTING

(In thousands)

(Unaudited)

We report two distinct business segments, which offer different services and align with how our chief operating decision maker assesses operating performance and allocates resources.

Our reporting segments are:

●	Solaris Logistics Solutions – designs and manufactures specialized equipment that enables the efficient management of raw materials used in the completion of oil and natural gas wells. Solaris’ equipment-based logistics services including field technician support, software solutions, and may also include last mile and mobilization services.
●	Solaris Power Solutions – provides configurable sets of natural gas-powered mobile turbines and ancillary equipment. This segment primarily leases equipment to data center and energy customers and is focused on continuing to grow its services with these customers as well as across multiple commercial and industrial end-markets.

We evaluate the performance of our business segments based on Adjusted EBITDA. We define Adjusted EBITDA as our net income before depreciation and amortization expense, interest expense, net, income tax expense, stock-based compensation, loss on debt extinguishment, and certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.

Summarized financial information by business segment is shown below. The financial information by business segment for prior periods has been restated to reflect the changes in reportable segments.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Revenue
Solaris Logistics Solutions	$76,957	$67,890	$62,402
Solaris Power Solutions	49,375	—	33,895
Total revenues	$126,332	$67,890	$96,297

Adjusted EBITDA
Solaris Logistics Solutions	$25,974	$25,860	19,089
Solaris Power Solutions	31,905	—	23,693
Corporate	(10,998)	(3,173)	(5,395)
Total Adjusted EBITDA*	$46,881	$22,687	$37,387

*	See “About Non-GAAP Measures” above for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

SOLARIS ENERGY INFRASTRUCTURE, INC

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands, except per share data)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024

Net income	$12,968	$7,300	$14,004
Depreciation and amortization	20,064	9,934	16,728
Interest expense, net	5,171	799	7,392
Provision for income taxes (1)	3,916	1,857	4,343
EBITDA	$42,119	$19,890	$42,467
Gain on sale of Kingfisher facility (2)	—	—	(7,461)
Stock-based compensation expense (3)	3,277	2,217	3,043
Change in payables related to Tax Receivable Agreement (4)	—	—	(1,559)
Credit losses	794	300	—
Acquisition-related costs (5)	—	—	416
Other (6)	691	280	481
Total Adjusted EBITDA	$46,881	$22,687	$37,387

1)	United States federal and state income taxes.
2)	Represents gain recognized on the sale of a 300-acre transload facility located in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero net carrying value at time of sale.
3)	Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
4)	Reduction in liability due to state tax rate change.
5)	Represents costs incurred to affect the MER acquisition.
6)	Other includes the net effect of loss/gain on disposal of assets and lease terminations, inventory write-offs and transaction costs.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Energy Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Numerator:
Net income attributable to Solaris	$5,320	$4,317	$6,251
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	7,648	2,983	7,753
Gain on sale of Kingfisher facility (2)	—	—	(7,461)
Acquisition-related costs (3)	—	—	416
Change in payables related to Tax Receivable Agreement (4)	—	—	(1,559)
Credit losses	794	300	—
Other (5)	691	280	481
Incremental income tax expense	(611)	(626)	1,553
Adjusted pro forma net income	$13,842	$7,254	$7,434
Denominator:
Diluted weighted average shares of Class A common stock outstanding	36,176	28,587	30,447
Adjustments:
Potentially dilutive shares (6)	31,824	15,543	31,987
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	68,000	44,130	62,434
Adjusted pro forma earnings per share - diluted	$0.20	$0.16	$0.12

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Represents gain recognized on the sale of a 300-acre transload facility located in Kingfisher, Oklahoma and termination of an associated lease. All assets had zero net carrying value at time of sale.
(3)	Represents costs incurred to affect the MER acquisition.
(4)	Reduction in liability due to state tax rate change.
(5)	Other includes the net effect of loss/gain on disposal of assets, loss/gain on lease terminations, and transaction costs.
(6)	Represents the weighted-average potentially dilutive effect of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units, and outstanding stock options.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solaris-energy.com